Exhibit 10.1

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (as amended, supplemented or extended from time to time, “Agreement”)is entered into as of the 6th  day of December, 2006, by and between BriteSmile, Inc., a Utah corporation (the “Employer” or “Company”), and Julian Feneley, an individual and resident of the City of London, United Kingdom (“Employee”).

                    WHEREAS, the Company desires to engage Employee as an employee, and Employee desires to accept employment by the Company, on the terms of this Agreement.

                    NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

          1.        EMPLOYMENT AND EMPLOYMENT PERIOD.

                    (a)          Position and Duties.

                                  (i)          Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee, and Employee agrees to be employed by the Company, during the Employment Term (as defined in Section 1(b)).

                                  (ii)        During the Employment Term, Employee will serve as Chief Executive Officer of the Company with all of the authority, duties and responsibilities commensurate with such position.  Employee shall report to the Chairman of the Board of Directors and, subject to the prior sentence, be subject to the directions of the Company’s Board of Directors (the “Board”).

                                  (iii)        Employee shall also be nominated and shall agree to serve at the pleasure of the shareholders of the Company as a member of the Board.

                                  (iv)        At all times during the Employment Term, Employee agrees to (A) perform all services related to Employee’s employment hereunder faithfully and diligently and to discharge the responsibilities thereof to the best of Employee’s ability, (B) devote Employee’s full business time, attention and energies to the duties of Employee’s employment under this Agreement, (C) subject to Section 1(a)(v), below, ensure that the performance of his services hereunder is his sole business endeavor, and (D) use Employee’s best efforts to promote the business of the Company.

                                  (v)        Notwithstanding the provisions of Section 1(a)(iv), above, but subject to Section 5(a) below, during the Employment Term, Employee shall be permitted to act as a director (or on an advisory board) of business enterprises that are engaged in activities in an area that is not competitive with the business of the Company and which has been disclosed by Employee to the Company prior to beginning to act as such director or member of an advisory board.  In addition, Employee shall be entitled to be involved in charitable activities and boards and manage his and his family’s investments and other personal affairs so long as such activities do not materially interfere with the performance of his duties hereunder.

                    (b)         Employment Term.  Employee shall begin his employment on the date hereof (the “Start Date”).  Subject to Section 4, the term of Employee’s employment (the “Employment Term”) shall commence on the Start Date and shall continue until that date which is five (5) years after the Start Date (the “Termination Date”); provided, however, that the Termination Date shall be automatically extended for successive one (1) year periods unless either party gives the other written notice of nonextension at least ninety (90) days before the then-applicable Termination Date.

                    (c)         Confidentiality Agreement.  As a condition to Employee’s employment by the Company as contemplated by this Agreement, Employee hereby acknowledges that he shall be bound by the Confidentiality and Rights Ownership Agreement by and between Employer and Employee, dated as of the date hereof (the “Confidentiality Agreement”).

          2.        COMPENSATION.

                     (a)         Salary.  During the Employment Term, in consideration for the services to be rendered hereunder, and subject to the terms and conditions of this Agreement, the Company hereby agrees to pay Employee, in accordance with its normal payroll practices, an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Annual Base Salary”), with such increases thereafter as the Company shall decide in its sole discretion.  The Board will review Employee’s Annual Base Salary not less than annually.  All compensation shall be subject to all applicable tax withholding and similar requirements under applicable law.

                    (b)         Incentive Compensation.  In addition to the Annual Base Salary, Employee shall be eligible to receive an annual performance bonus (the “Target Bonus Amount”) equal to five percent (5%) of the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA). The Target Bonus Amount due for each fiscal year (commencing with the fiscal year ending on December 29, 2007) shall be paid to Employee within ninety (90) days of the end of the fiscal year to which it relates.

                    (c)         Stock Issuance.  The Company shall issue to Employee shares of restricted common stock which as of the Start Date shall, following such issuance, equal five percent (5%) of the then issued and outstanding shares of its stock (including both common stock and options or warrants to acquire common stock).  As of the Start Date, one fifth (1/5) of the total of such stock shall become fully vested, and subject to Employee’s continuing employment hereunder, one fifth (1/5) of the total of such stock shall become fully vested at the end of each year of the Employment Term.  The terms of the grant of such shares are as set forth in that certain Restricted Stock Grant Agreement dated as of the date hereof, and shall also include piggy-back registration rights for such shares on Form S-3.

          3.       BENEFITS.  During the Employment Term, Employee shall be entitled to participate in all medical, profit sharing and other benefit and equity plans made available to senior executives of the Company on terms no less favorable than those offered to the Company’s other senior executives. The Company reserves the right to alter, revise or eliminate any prior practice, policy or benefit in whole or in part, without notice.

          4.       TERMINATION OF E MPLOYMENT.

                     (a)         Termination for Cause.  This Agreement (and the Employment Term) may be terminated at any time by the Company for Cause, by written notice to Employee specifying in reasonable detail the reasons therefor. The term “Cause” shall mean willful misconduct or dishonesty with regard to the Company of a material nature, conviction of, or pleading guilty or nolo contendere to, a felony resulting in or which may result in economic harm to the Company, or failure to attempt in good faith to perform Employee’s duties after written notice of such failure from the Board (other than as a result of physical or mental incapacity), and a reasonable opportunity of not less than 30 days to cure such failure.

                    (b)         Death or Permanent Disability of Employee.  Employee’s employment hereunder and the Employment Term shall terminate upon Employee’s death. In addition, the Company shall have the right to terminate Employee’s employment hereunder and the Employment Term upon fifteen (15) days’ written notice if and when (i) Employee becomes permanently disabled within the meaning of any permanent disability insurance policy which may be maintained by the Company for the benefit of Employee and under which Employee is entitled to benefits under Section 3 (provided that any such termination shall not occur prior to Employee being absent from performance of his material duties for at least four (4) consecutive months as a result of such disability) or (ii) Employee, by reason of injury, illness or similar cause, is unable to perform his material duties under this Agreement for a period of one hundred twenty (120) consecutive days or one hundred fifty (150) days in any three hundred sixty (360)-day period.

                    (c)         Compensation upon Death or Disability, or Termination for Cause.  If Employee dies during the Employment Period or the Company terminates Employee’s employment upon Employee’s becoming permanently disabled, as described in Section 4(b), then the Employment Term shall cease and the Company will pay to Employee (or Employee’s estate or representatives, as the case may be) promptly following such termination of employment (or on the earliest later date as may be required to comply with Internal Revenue Code Section 409A to the extent applicable) (i) the unpaid Annual Base Salary and vacation earned by Employee up through the termination of his employment (computed pro rata up to and including the date of such event), (ii) any earned but unpaid Target Bonus Amount for any completed prior fiscal year, (iii) amounts or benefits provided under any benefit, incentive, or equity plan, program or practice of the Company through and including the date of termination, (iv) a pro rated Target Bonus Amount for the fiscal year in which the termination occurs (computed pro rata up to and including the date of termination as described in Section 2(b) above), (v) an amount equal to twelve (12) months’ Annual Base Salary determined based upon the amount of the Annual Base Salary on the termination date, and (vi) the Target Bonus Amount calculated against the trailing twelve (12) months EBITDA.  (The compensation and benefits described in subsections (i)-(iii) are referred to hereafter as the “Accrued Obligations”.)

If the Company terminates Employee’s employment for Cause, as described in Section 4(a), then the Employment Term shall cease and the Company will pay to Employee promptly following such termination of employment (or on the earliest later date as may be required to comply with Internal Revenue Code Section 409A to the extent applicable) the Accrued Obligations.  Employee shall not be entitled to any other compensation or benefits upon the termination of his employment for Cause.

Following any termination of employment pursuant to this Section 4(c), Employee shall continue to be bound by the Confidentiality Agreement in accordance with its terms. Except as expressly provided in this Agreement, in the event of Employee’s termination pursuant to this Section the payments and benefits described in this Section will be in lieu of any and all other compensation, benefits and claims of any kind, excepting only any rights to equity and Employee’s rights to indemnification and officers and directors liability insurance provided in writing in the Employment Documents (as defined below).

                    (d)         Termination without Cause.  The Company, by written notice to Employee, shall have the right to terminate Employee’s employment without Cause for any reason or for no reason except (i) during the first 24 months of the Employment Term or (ii) following the first 36 months of the Employment Term if EBITDA for the most recent completed fiscal year is at least 85% of the EBITDA target established by the Board for such fiscal year.

                   If the Company terminates Employee’s employment without Cause as described in this Section 4(d), then (A) the Company will pay to Employee promptly following such termination the Accrued Obligations, and within thirty (30) days following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), the Company will pay to Employee (i) a lump sum payment in an amount equal to twelve (12) month’s Annual Base Salary determined based upon the amount of the Annual Base Salary on the termination date, (ii)a pro rated Target Bonus Amount for the fiscal year in which the termination occurs (computed pro rata up to and including the date of termination as described in Section 2(b) above), (iii) the Target Bonus Amount calculated against the trailing twelve (12) months’ EBITDA (payable in twelve (12) equal monthly payments in accordance with the Company’s normal payroll practices, with the first such installment due on or before the thirtieth (30th) day following such termination), and (iv) reasonable relocation expenses from the Company’s principal Executive Offices to the United Kingdom (such expense reimbursement shall be fully grossed up so that Employee will have no after-tax cost for such amounts or the gross-up); (B) all unvested common stock granted to Employee under Section 2(c) shall immediately vest, and (C) Employee shall continue to be bound by the Confidentiality Agreement in accordance with its terms. Except as expressly provided in this Agreement, in the event of Employee’s termination pursuant to this Section such payments and benefits will be in lieu of any and all other compensation, benefits and claims of any kind, excepting only any rights to equity and Employee’s rights to indemnification and officers and directors liability insurance provided in writing in the Employment Documents.

                    (e)         Termination for Good Reason.  In the event of occurrence of a Good Reason Event (as defined below), Employee may terminate his employment and the Employment Term on ten (10) days’ written notice to the Company if such Event is not cured within such ten (10) day period.  A “Good Reason Event” shall mean (i) a diminution in Employee’s title, (ii) a material diminution in Employee’s duties, responsibilities or authority, (iii) the failure of Employee to be elected to the Board, (iv) a material breach of this Agreement by the Company, (v) any reduction in Employee’s Annual Base Salary to which Employee does not expressly agree, (vi) any relocation of the Company’s principal Executive Offices except as provided in this Agreement, or (vii) the Company’s failure to secure the written assumption of its material obligations hereunder from any successor to the Company.  In the event of such termination, Employee shall receive the compensation and benefits described in subsections (A) and (B) of Section 4(d), and shall continue to be bound by the Confidentiality Agreement as described in subsection (C) of Section 4(d).  Except as expressly provided in this Agreement, in the event Employee terminates his employment, pursuant to this Section such payments and benefits will be in lieu of any and all other compensation, benefits and claims of any kind, excepting only any rights to equity and Employee’s rights to indemnification and officers and directors liability insurance provided in writing in the Employment Documents.

                    (f)         Tax Provisions.  To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to Employee constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G, as amended, and, but for this provision, would be subject to the excise tax imposed by Section 4999 of that Code or any similar or successor provision, the aggregate amount of such payments and benefits will be reduced as agreed to by Employee, but only to the extent necessary to ensure that none of such payments and benefits are subject to any excise tax.

To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to Employee will be subject to any excise tax imposed by Internal Revenue Code Section 409A, Employee and the Company shall modify this Agreement in a mutually-acceptable fashion to the minimum extent required in order to avoid the imposition of such excise tax.

          5.       NON-COMPETITION; SOLICITATION OF EMPLOYEES.

                    (a)         Non-Competition.  During the Employment Term and to the extent permitted by applicable law for nine (9) months thereafter, Employee shall not participate in the management or act as a consultant or employee of, or acquire any financial interest (other than less than two percent (2%) of the outstanding stock of any public company) in, any enterprise that is engaged in the business of light activated teeth whitening (the “Restricted Business”)in the United States or in any other area of the world where the Company conducts the Restricted Business during the Employment Term, or where, as of the end of the Employment Term, the Company has undertaken substantial activities to conduct the Restricted Business, provided that the foregoing shall not prohibit providing services (and receiving compensatory equity in an entity in which the Restricted Business resides) provided Employee does not provide services to the Restricted Business portion of the entity.

                    (b)          Solicitation.  For two (2) years after the termination of the Employment Term, Employee will not employ or solicit or assist any other person in employing or soliciting for employment any person who is, or was at any time within six (6) months prior to both such termination and the time of such employment and solicitation, an employee of the Company, provided that Employee may respond in accordance with ordinary business practices to requests for references from a prospective employer of any such person and this provision shall not be violated by general advertising not specifically targeted at employees of the Company.

                    (c)          Access to Confidential Information.  Employee is a key employee of the Company. Employee acknowledges that during the Employment Term he will have access to and knowledge of confidential information as defined in the Confidentiality Agreement (“Confidential Information”), and has and will be responsible for, or instrumental in creating or maintaining, certain business relations and goodwill that are valuable to the Company. Employee acknowledges that the Confidential Information and goodwill belong to the Company.

                    (d)          Necessary Restrictions.  Employee acknowledges that the covenants and restrictions of this Section 5 are necessary to protect the Company’s Confidential Information and to preserve the value of the Company’s good will for the Company. Employee agrees and acknowledges that the time, scope and geographic limitations of this Section 5 are reasonable. Employee also agrees and acknowledges that the terms of this Section 5 are reasonably necessary for the protection of the Company’s Confidential Information and goodwill, and they provide a reasonable means of protecting the Company’s business value.

                    (e)          Adequate Consideration.  Employee acknowledges that the consideration received and to be received by him during the Employment Term is adequate for the covenants of this Section 5.

          6.           LODGING AND COMMUTING EXPENSES; MOVING EXPENSES.

                    (a)          Housing and Automobile.  For twelve (12) months from the Start Date (or for such shorter period if the Company relocates the Company’s principal Executive Offices), the Company shall pay for the reasonable costs of an apartment and rental car for Employee in the area of the Company’s principal Executive Office.

                    (b)          Additional Travel Benefits.  During the first year of the Employment Term, the Company shall provide two (2) business class roundtrip tickets between London and the area of the Company’s principal Executive Offices, for the use of either (i) Employee or (ii) the parents of Employee.

                    (c)          Moving Expenses.  The Company will pay the reasonable expenses of the Employee to move his personal effects and furniture from London, England to the apartment  described in Section 6(a) in the area of the Company’s principal Executive Offices.

          7.        MISCELLANEOUS.

                    (a)          Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

If to Employee:

Julian Feneley
At the address of his last primary residence on the records of the Company.

The Coach House
30A Chivalry Road
London
SW11 1HT
United Kingdom

If to the Company:

BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, CA 94598
Attn: Chief Legal Officer

                    All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 8(a), (A) if delivered personally against proper receipt shall be effective upon receipt and (B) if sent (1) by certified or registered mail with postage prepaid or (2) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon delivery. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 8(a).

                    (b)          Representations.  Employee represents that his employment by the Company pursuant to this Agreement and the observance of his obligations under the Confidentiality Agreement will not conflict with any other agreements or understanding to which he is subject.

                    (c)          Waivers.  No waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement or the Confidentiality Agreement in any one instance shall operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof.

                    (d)          Modification.  Except as otherwise provided in this Agreement, neither this Agreement, the Confidentiality Agreement nor any term hereof or thereof may be changed, amended, modified, waived, discharged or terminated except to the extent that the same is effected and evidenced by the written consent of the party against whom enforcement of such change or modification is sought.

                    (e)          Indemnification.  To the fullest extent permitted by applicable law, the Company shall indemnify and defend Employee (including the advancement of all legal fees necessary to defend Employee) from and against any claims, judgments, expenses, liabilities, causes of action, and the like that are based upon, relate to, or arise out of Employee’s employment with the Company.  In addition, Employee shall be covered by directors and officers liability insurance to the maximum extent provided by the Company to any other officer or director of the Company, but in an amount not less than Five Million Dollars ($5,000,000.00)for the first year of the Employment Term and thereafter as long as such coverage is available to the Company at reasonable rates and terms.  This provision and the obligations hereunder shall survive any termination of Employee’s employment.

                    (f)          Arbitration.  Any dispute between the parties shall be resolved by binding arbitration before one arbitrator pursuant to the National Rules For the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).  Such arbitration shall take place in San Francisco, California.  Each party shall pay its own cost and expenses incurred in the arbitration; provided, that the Company shall pay any AAA administrative fees and any arbitrator fees.  The determination of the arbitrator may be entered in any court of competent jurisdiction.

                    (g)          Injunctive Relief.  Employee acknowledges and agrees that it is fair and reasonable that he make the covenants and undertakings set forth in Section 5 of this Agreement and in the Confidentiality Agreement and has done so with the benefit of the advice of counsel. Furthermore, Employee agrees that any breach or attempted breach by him of such provisions will cause the Company irreparable damage for which a monetary award would be inadequate remedy. Accordingly, the Company shall be entitled to apply for and obtain, in addition to monetary awards, injunctive relief (temporary, preliminary and permanent) in order to restrain the breach or threatened breach of any of the provisions of Section 5 of this Agreement or the Confidentiality Agreement, without the requirement to post a bond or provide other security. Nothing herein shall be construed as a limitation or waiver of any other rights or remedies that may be available to the Company for such breach or threatened breach. Employee further agrees that the subject matter and duration of the restrictions in Section 5 of this Agreement and the Confidentiality Agreement are reasonable in light of the facts as they exist today.

                    (h)          Governing Law.  This Agreement and the Confidentiality Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law principle, provision, or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                    (i)          Severability.  If any of the provisions of this Agreement or the Confidentiality Agreement are found by any court of competent jurisdiction (or legally empowered agency) to be in violation of applicable law or unenforceable for any reason whatsoever, then it is the intention of the parties that such provision or provisions be deemed to be automatically amended to the extent necessary to comply with applicable law and permit enforcement. If any of the provisions of this Agreement or the Confidentiality Agreement shall be deemed by any court of competent jurisdiction (or legally empowered agency) to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of this Agreement or the Confidentiality Agreement.

                    (j)          Counterparts.  This Agreement and the Confidentiality Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    (k)          Successors and Assigns.  This Agreement and the Confidentiality Agreement shall be binding upon and inure to the benefit of any successor, executor, administrator or permitted assigns of the parties.  Employee may not assign his rights, duties or benefits under this Agreement; provided, that upon the death of Employee his rights hereunder shall be enforceable by his executors and administrators.  The Company may not assign this Agreement other than to an acquirer of all or substantially all of its assets (whether by merger, consolidation, sale of assets or otherwise) and only if such acquirer provides written notice to Employee that it assumes the obligations hereunder.  Reference herein to the Company shall be deemed to include any such successor or assigns.

                    (l)          Legal Fees.  The Company shall pay the reasonable legal expenses incurred by Employee in connection with the negotiation, execution and delivery of this Employment Agreement and the Confidentiality Agreement.

                    (m)         Entire Agreement.  This Agreement, the Restricted Stock Grant Agreement, and the Confidentiality Agreement (collectively, the “Employment Documents”), contain the entire agreement between the parties.  No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by either party.  Any prior negotiations, correspondence, or understandings related to the subject matter of this Agreement shall be deemed to be merged in this Agreement and shall be of no further force or effect.  Each party has relied upon such party’s own examination of the full Agreement and the provisions thereof, and the representations and covenants expressly contained in this Agreement itself.  The failure or refusal of either party to inspect the Agreement or other documents, or to obtain legal advice or other advice relevant to this transaction, constitutes a waiver of any objection, contention, or claim that might have been based upon such reading, inspection, or advice.

                    (n)          Interpretation.  Unless otherwise provided, all terms shall have the meaning given them in the ordinary English usage and as customarily used.  Words in any gender shall include both other genders.  Whenever the context requires, the singular shall include the plural, the plural shall include the singular, and the whole shall include any part thereof.  It is the intent of the parties that neither this Agreement nor the Confidentiality Agreement be construed more strictly with regard to one party than with regard to any other Party.

                    (o)          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                    (p)          Invalidity.  In the event any of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalid, illegal, or unenforceable provision or provisions) shall be curtailed, limited, construed, or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability with respect to the applicable law as it shall then be applied, and the other provisions of this Agreement shall not be affected thereby.

                    (q)          Headings.  The paragraph and other headings contained in this Agreement are for purposes of reference only and shall not limit, expand, or otherwise affect the construction of any of the provisions of this Agreement.

                    (r)          Default.  If any party shall breach any of the provisions of this Agreement, the nonbreaching party shall be entitled to recover all of its costs and expenses, including attorneys’ fees, and other expenses, whether such cost and expenses are incurred with or without suit or before or after judgment or in obtaining or collecting or enforcing any remedy, relief, or damage.

                    (s)          Facsimile Signatures.  The parties hereto agree that transmission to the other party of this Agreement with its facsimile signatures shall bind the party transmitting this Agreement by facsimile in the same manner as if such party’s original signature had been delivered.  Without limiting the foregoing, each party who transmits this Agreement with its facsimile signature covenants to deliver the original thereof to the other party as soon as possible thereafter.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

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                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYER	BRITESMILE, INC., a Utah corporation

	By:	/s/ Anthony Pilaro

	Name:	Anthony Pilaro
	Title:	Chairman of the Board
EMPLOYEE

/s/ Julian Feneley